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                   ABLE TELCOM HOLDING CORP. AND SUBSIDIARIES
                              LIST OF SUBSIDIARIES


Exhibit 21 -     List of Subsidiaries as of October 31, 1995

The following is a listing of all subsidiaries of Able Telcom Holding Corp. as of October 31, 1995:

-    Transportation Safety Contractors, Inc.
-    Transportation Safety Contractors, of Virginia, Inc.
-    TIPCO, Inc.
-    Siema Telecommunications, Ltda. (A Brazilian Company)
-    Able Communications Services, Inc. (formerly BCD Communications, Inc.)
-    Able Telecom/TTI C.A.